Exhibit 10.49

July 15, 1998

Mr. Karl Schneider
985 Marquette Lane
Foster City, CA 94404

Dear Karl:

As we discussed, it is my pleasure to extend an offer to you to become Vice President of Finance and Chief Financial Officer of Zoran Corporation (“Company”), effective July 23, 1998.

Your new compensation package will include the following:

•	$145,000 annual salary
•	up to 30% bonus subject to Company and personal performance and Board approval
•	additional 40,000 shares of Zoran common stock

Your new position and compensation package are subject to formal approval by Zoran’s Compensation Committee and Board of Directors.

All other employment terms and conditions will remain the same as in the agreed upon offer letter from Zoran to you dated December 15, 1997.

Please confirm in writing your acceptance of this offer by signing in the space below.

Karl, I am looking forward to working with you as a partner and a member of Zoran’s executive staff and to jointly overcome the challenges ahead of us and to benefit from the exciting growth opportunities of Zoran.

Sincerely,

ZORAN CORPORATION

/s/ Levy Gerzberg
Levy Gerzberg
President & CEO

Agreed and Accepted:

/s/ Karl Schneider	7/15/98
Karl Schneider	Date

ZORAN CORPORATION
3112 SCOTT BOULEVARD • SANTA CLARA, CA 95054
(408) 919-4111  •  FAX: (408) 919-4122

December 15, 1997

Mr. Karl Schneider
985 Marquette Lane
Foster City, CA 94404

Dear Karl:

We are pleased to extend an offer to you to become a regular, full-time, exempt employee with ZORAN CORPORATION (the “Company”) in the capacity of Corporate Controller reporting to Ami Kraft, Chief Financial Officer of Zoran.

As of the date you join the Company (the “Effective Date” of your employment) as Corporate Controller, your initial salary will be $108,000 per year paid on a biweekly basis at a rate of $4,153.85 per pay period.

In addition, included in this offer is a hire-on bonus of $10,000 payable in three installments as follows:

$3,000    Effective Date of employment

$3,000    6 months from Effective Date of employment

$4,000    1 year from Effective Date of employment

You will be entitled to the bonus subject to staying with the Company as of the payment dates. If your employment with the Company will come to an end for any reason prior to the payment dates, you will not be eligible for any further payment(s) related to the above schedule.

As a key employee, you will be offered the opportunity to purchase 10,000 shares of the Company’s common stock (the “Stock”) at the market price on the date the stock is granted to you by the Zoran Board of Directors. The stock will be subject to the provisions of the standard form of Incentive Stock Option Grant or Stock Purchase Agreement adopted for use by the Company and must be approved by the Company’s Board of Directors. You will also be eligible to participate in the Company’s employee stock purchase plan.

As an employee you are eligible for the standard group medical, dental and vision coverage. The Company pays 100% for the employee premium. The employee pays a nominal fee for any dependent coverage. You will begin accruing vacation as of your date of hire.

As a condition of employment with Zoran, you shall execute, contemporaneously with the execution of this agreement, the Proprietary Information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference.

ZORAN CORPORATION
3112 SCOTT BOULEVARD • SANTA CLARA, CA 95054
(408) 919-4111  •  FAX: (408) 919-4122

If you terminate your employment or if you are terminated by the Company for reasons other than cause, it is mutually agreed by both parties that the terminating party will give the other party three (3) months notice.

However, if you should accept an offer from another company while you are in the employment of Zoran, you explicitly agree that you will notify Zoran within twelve (12) hours of your acceptance of the offer and the Company may terminate your employment without the three months’ notice.

Your employment with Zoran is entirely voluntary for both parties and either you or Zoran may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of Zoran.

If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducement or representations other than those set forth in this letter which caused you to accept this offer of employment. Please return a signed copy to me.

Karl, we are one of the most technologically innovative companies in the industry and with your excellent background and skills we feel that you will be a major contributor to the Company.

This acceptance of employment is valid til December 12, 1997.

Sincerely,

ZORAN CORPORATION

Ami Kraft
Vice President of Finance Chief Financial Officer

AGREED AND ACCEPTED

/s/ Karl Schneider
Karl Schneider	Date:	JAN 9, 1998

JAN 19, 1998
Start Date